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                                                                    EXHIBIT 99.1


[COHO LOGO]  ENERGY, INC.


      14785 PRESTON ROAD, SUITE 860, DALLAS, TEXAS 75254 TEL.:(972)774-8300
                                FAX:(972)991-2257


       COHO ENERGY ANNOUNCES THE COMPLETION OF THE SALE OF ALL OF ITS OIL
                               AND GAS PROPERTIES

Dallas, Texas, August 30, 2002 - Coho Energy, Inc. (CHOQE: OTC BB) announced today that on August 29, 2002 it completed the sale of all of its oil and gas properties for an aggregate sales price of approximately $222 million in cash. Coho Energy's oil and gas properties were sold in two separate transactions to Citation Oil & Gas Corp. and Denbury Resources, Inc.

The claims of creditors of Coho Energy who have liens against properties that were sold attach to the sale proceeds paid to Coho Energy at closing. Those creditors will receive payments on allowed claims in accordance with future orders of the Bankruptcy Court.

Since the estimated claims of Coho Energy's creditors in its bankruptcy proceedings aggregate in excess of $335 million, it is unlikely that Coho Energy's shareholders will receive any distribution upon liquidation of the company. Coho Energy intends to file a plan of liquidation no later than October 31, 2002. Creditors with allowed claims that do not attach to the sale proceeds will receive distributions pursuant to Coho Energy's plan of liquidation after approval by the Bankruptcy Court.

For further information contact: Gary Pittman at 972-774-8300.